PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) dated July 10, 2007 is by and between CTC Minerals, Inc., a Delaware corporation whose address is 433 Metairie Road, Suite 102, Metairie, Louisiana 70005 (“Seller”) and Century Petroleum Corp., a Nevada corporation whose address is 9595 Six Pines Drive, Suite 8210, Building 8, Level 2, The Woodlands, Texas 77380 (“Buyer”). Buyer and Seller are also referred to collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

1.            Property to be Sold and Purchased. In consideration of the mutual covenants and conditions hereinafter contained, Seller agrees to sell, transfer and assign to and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, an undivided ten (10%) percent of 8/8ths working interest in and to the oil and gas options, leases and other property rights described below:

(a)	The options and oil and gas mineral leases (collectively, the “Leases”) are described in Exhibits “A-1” and “A-2” attached hereto and made a part hereof;
(b)	The surface rights, easements, licenses, permits and similar rights and interest owned or exercised by Seller relating to the Leases or lands pooled therewith;
(c)	All agreements, contracts and contractual rights, obligations and interests of any kind and nature relating to the Leases or lands pooled therewith; and
(d)	To the extent transferable, the seismic, geological, geochemical, or geophysical data in the possession of Seller relating to the Leases or lands pooled therewith.

Seller’s interest in all of the foregoing shall be referred to collectively as the “Property.” Buyer’s ten (10%) percent of 8/8ths oil and gas working interest in the Property is sometimes hereinafter referred to as the “Purchased Working Interest.”

2.            Consideration. The consideration to be paid by Buyer to Seller at the Closing for the Purchased Working Interest in the Property shall be $800,000.00 (the “Sales Price”). The consideration to be received by Seller from Buyer shall further consist of Buyer’s assumption of and agreement to the covenants, indemnities and assumption of liabilities set forth in this Agreement and other agreements (including the JOA, as defined herein) from and after the Effective Date. In addition to the above Sales Price, the Conveyance (as hereinafter defined) to Buyer of the Purchased Working Interest in the Leases at the Closing shall be made subject to the reservation by Seller (for itself and its successors and assigns) in the Leases and in all subsequently acquired or farmed in oil, gas and mineral leases which include lands within the AMI (as defined herein), whether acquired by Seller, Buyer or any other present and/or future working interest owner under the JOA (as defined herein) and in all oil, gas and other minerals produced, saved, and marketed pursuant thereto, an overriding royalty interest of five (5%) percent; provided, however, in the event the mineral lessor’s leasehold burden and any other burdens existing at the time the leasehold is acquired (expressed as a percentage of eight-eighths

(8/8ths)) is greater than twenty-five (25%) percent, the overriding royalty interest reserved to Seller shall be reduced by one-fourth (1/4th) of one (1%) percent for each one (1%) percent the mineral lessor’s leasehold burden and any other burdens existing at the time the leasehold is acquired exceed twenty-five (25%) percent but in no event shall Seller’s overriding royalty interest ever be reduced to less than four (4%) percent in any of the Leases and in any other subsequently acquired or farmed in oil and gas leases which include lands within the AMI, whether acquired by Seller, Buyer or any other present and/or future working interest owner under the JOA. Notwithstanding the foregoing, Seller’s five (5%) percent overriding royalty interest shall not be reduced in any respect as a result of that certain two (2%) percent overriding royalty interest reserved by Cypress Production Company with respect to the lands subject to the Cypress Production Company leases described in Abstract 39, Isaac Foster Survey 22, Matagorda County, Texas and Abstract 544, W. Carson Survey 21, Matagorda County, Texas. By way of example, if the mineral lessor’s leasehold burden and any other burdens existing at the time the leasehold is acquired are twenty-six (26%) percent, Seller’s overriding royalty interest shall be 4.75%. If the mineral lessor’s leasehold burden and any other burdens existing at the time the leasehold is acquired in any of the Leases and in any other subsequently acquired or farmed in oil and gas leases which include lands within the AMI are less than twenty-five (25%) percent, Seller’s overriding royalty interest shall remain at five (5%) percent. (Seller’s overriding royalty interest as calculated above herein the “ORRI.”) The ORRI reserved to Seller shall be free of all costs of exploration, development, operating, processing and marketing. The ORRI shall be proportionately reduced on a lease-by-lease basis, as follows:

(1)          If Seller conveyed herein less than the entire oil and gas leasehold estate created by any Lease, the ORRI shall be paid in the proportion which the fractional part of such leasehold estate conveyed by Seller bears to the entire oil and gas leasehold estate created by such Lease;

(2)          If any Lease conveyed herein covers less than the entire oil and gas mineral estate, the ORRI shall be paid in the proportion which the fractional part of the oil and gas mineral estate covered by the Lease bears to the entire oil and gas or mineral estate; and

(3)          If Seller conveys a Lease to Buyer, or any part thereof, that is subsequently pooled or unitized in a unit, the ORRI shall be paid in the proportion that the acreage of the Lease that is included in such unit bears to all the acreage included in such unit.

3.            Seller’s Express Limited Warranty of Title. The conveyance of the Purchased Working Interest contemplated by this Agreement shall be granted and accepted without warranty of title of any kind, either express or implied except that Seller warrants and agrees to defend the title to the Property against only those claims arising (A) by, through or under Seller, and (B) as a result of Seller’s actions or conduct occurring after the date of this Agreement. The express limited warranties of Seller contained above are exclusive and are in lieu of all other representations and warranties, express, implied, statutory or otherwise, and Seller expressly disclaims any and all such other representations and warranties.

4.            Seller’s Representations and Warranties. Seller represents and warrants (which representations and warranties shall survive Closing indefinitely) that as of the date hereof, and as of the Closing:

a.

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and this Agreement and any documents or instruments delivered by Seller at Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms;

b.	The Leases are free and clear of all claims, liens and encumbrances, arising by, through or under Seller, but not otherwise;
c.	Seller's interest in the Property is not subject to any operating agreements or other contracts, other than those identified on Exhibits “A-1” and “A-2;”
d.	to the knowledge of Seller, Seller is not in breach of the Leases or other contracts and agreements affecting the Leases; and

5.            Effective Date. The effective date for the conveyance of the Property as herein provided (the “Effective Date”) shall be as of 7:00 a.m. at the location of the Property on May 1, 2007.

6.            Review of Property. Seller shall provide Buyer free access to the Property and to all of its records for examination of title to the Property and for inspection of contracts and any other documents pertinent to the ownership and operation of the Property. In addition, Seller shall allow Buyer to conduct a physical and environmental examination of the Property at Buyer's cost, risk and expense.

7.            Title Examination. Following the execution of this Agreement, Buyer shall conduct such examination of the title to the Leases, based upon the data and the public records of Matagorda County and Brazoria County, Texas, as is deemed appropriate by Buyer, at its sole cost, risk and expense. The purpose of such title examination shall be for Buyer to satisfy itself independently that Seller has the represented mineral interests in and to the Property.

8.            Independent Evaluation. Buyer has made an independent evaluation of the Prospect and acknowledges that Seller has made no statements or representations concerning the present or future value of the anticipated income, costs, or profits, if any, to be derived from the Prospect or the quantity and quality of any oil and gas or other minerals that may be produced from the Prospect and THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3 OF THIS AGREEMENT OR IN THE CONVEYANCES, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, STATUTORY, OR IMPLIED, INCLUDING, BUT WITHOUT LIMITATION AS TO DESCRIPTION, TITLE, VALUE, QUALITY, PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROSPECT, MERCHANTABILITY, OR FITNESS FOR PURPOSE OF ANY OF THE PROSPECT. Buyer further acknowledges that, in entering into this Agreement, it has relied solely upon its independent examination of the Prospect and its independent estimates, computations, evaluations, reports and studies based thereon. Buyer acknowledges that all information and data furnished to Buyer by Seller is furnished only as a convenience to Buyer.

Seller makes no warranty or representation as to the accuracy, completeness or usefulness of any information furnished to Buyer, whether furnished by Seller or any consultant to Seller. SELLER, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, ASSUME NO LIABILITY FOR THE ACCURACY, COMPLETENESS OR USEFULNESS OF THE MATERIALS FURNISHED BY ANY CONSULTANT, OR THE DATA UPON WHICH THEY ARE BASED. RELIANCE ON ANY MATERIALS FURNISHED BY ANY CONSULTANT, THE DATA UPON WHICH THEY ARE BASED, OR ANY OTHER INFORMATION FURNISHED BY SELLER, ITS AFFILIATES, OR BY ANY THIRD PARTY TO WHOM BUYER MAY DISCLOSE THE INFORMATION PROVIDED, SHALL NOT GIVE RISE TO ANY CAUSE, CLAIM OR ACTION AGAINST SELLER, ITS SUBSIDIARIES, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS. ANY SUCH RELIANCE SHALL BE AT BUYER’S SOLE RISK.

9.            Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of King, LeBlanc & Bland, PLLC, 6363 Woodway, Suite 750, Houston, Texas 77057 at 10:00 A.M. on July 10, 2007 or at such other time and date as Buyer and Seller may mutually agree upon. Buyer and Seller may also agree to a Closing via facsimile or electronic mail with original documents or separate counterparts thereof being exchanged between the parties. At the Closing, Seller shall execute, acknowledge and deliver to Buyer the Partial Assignment and Bill of Sale in which Seller shall convey the Purchased Working Interest in the form attached hereto as Exhibit “B” (the “Conveyance”), effective as of the Effective Date. The date on which the Closing occurs shall be the Closing Date.

At the Closing, Buyer will wire transfer the Sales Price to Seller to the following account:

Whitney National Bank

228 St. Charles Avenue

New Orleans, Louisiana 70130

ABA # 065000171

Attention: Donna Willette (504-586-7198)

Beneficiary: CTC Minerals, Inc.

CTC Account # 715 426 109

Notify: Bette Minihan (504-837-0177)

Alligator Bayou Prospect

10.          Conditions. All obligations of Buyer under this Agreement are, at its election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

a.

All representations and warranties of Seller contained in this Agreement shall be true and correct in all Material respects as of the date hereof and as of the Closing, and Seller shall have performed and satisfied all covenants and fulfilled all conditions required by this Agreement at or prior to the Closing. “Material” shall mean anything requiring the expenditure in excess of Fifty Thousand Dollars ($50,000);

b.

All necessary permissions, approvals and consents for the conveyance of the Property and waivers of any preferential rights to purchase shall have been obtained by Seller and be in full force and effect; and

c.

Except as otherwise noted therein, the Leases described in Exhibit “A-1” shall include a working interest (“WI”) in the Lease described in Exhibit “A-1” of one hundred (100%) percent of eight-eighths (8/8ths) and a net revenue interest (“NRI”) in the Leases of at least seventy (70%) percent of eight-eighths (8/8ths), except for the Cypress Production Company leases described in Abstract 39, Isaac Foster Survey 22, Matagorda County, Texas and Abstract 544, W. Carson Survey 21, Matagorda County, Texas in which case the NRI shall be at least sixty-eight (68%) percent of eight-eighths (8/8ths), with such WIs and NRIs being proportionately reduced to Buyer’s ten (10%) percent of eight-eighths (8/8ths) working interest. With respect to the Leases described in Exhibit “A-2,” the WI and NRI shall be as reflected therein.

11.          Post-Closing Covenants. Buyer and Seller agree to the following post-closing covenants, which shall survive Closing indefinitely:

a.

El Paso E&P Company, L.P. (“El Paso”) shall be designated to serve as the designated operator for the Property and for all Leases and all subsequently acquired leases within the AMI (as defined herein). The operations shall be conducted by El Paso pursuant to the A.A.P.L. 1989 Model Form Operating Agreement and Exhibits thereto, as modified by the parties, to be entered into by and among El Paso, Buyer and the other parties acquiring a working interest in the Prospect (as defined herein), the Leases or the Property (the “JOA”). The form of the JOA with Exhibits thereto that will be executed by Buyer, El Paso and the other working interest owners is attached and identified as Exhibit “C.” The JOA shall include the Alligator Bayou Prospect covering approximately 36,730.95 acres consisting of a square with coordinates of x = 2,980,000’ y = 460,000’ and x = 3,020,000; y = 500,000’ and as further described in those surveys and abstracts identified in and made a part of Exhibit “C” (the “Prospect”). At Closing, the JOA shall be executed by Buyer and become binding upon Buyer and El Paso. The Parties agree that all lands within the Prospect shall be designated and constitute an Area of Mutual Interest (“AMI”). The respective rights and obligations of Buyer and Seller regarding lands within the AMI are set forth in Section 11(b) below and in the JOA;

b.

The AMI shall be deemed created covering lands as defined above in Section 11(a). If during the period between the date hereof and the Closing Date, Seller, any of its affiliates, or any other present and/or future working interest owner that acquired or acquires an interest from or through Seller (all of which shall be referred to collectively as "Seller" for purposes of this Section 10(b)) either directly or indirectly acquires any oil and gas leasehold interest, mineral fee interest, royalty interest, overriding royalty interest, net profits interest, production payment, or any other oil and gas interest, together with any contractual rights to acquire any of the foregoing, including farm-in rights and purchase options covering any portion of the lands within the AMI, then such additional interests shall automatically become part of the Property and Buyer, upon paying its proportionate ten (10%) percent of eight-eighths (8/8ths) share of Seller’s acquisition cost, shall acquire a ten (10%) percent working interest in such acquired property which shall be subject to and burdened by the ORRI in favor of Seller set forth in Section 2 of this Agreement. If during the period between the Closing Date and five (5) years after the Closing Date, Seller or any of its affiliates, successors and assigns, directly or indirectly, acquires any oil and gas leasehold interest, mineral fee interest, royalty interest, overriding royalty interest, net profits interest, production payment, or any other oil and gas interest, together with any contractual rights to acquire any of the foregoing, including farm-in rights and purchase options covering any portion of the lands within the AMI (any of the foregoing, herein a “Seller’s Acquisition”), then, within fifteen (15) days after such acquisition (or, if later, on the Closing Date), Seller shall notify Buyer in writing of the acquisition (the “Acquisition Notice”), and Buyer shall have the right, but not the obligation, to acquire an undivided ten (10%) percent of eight-eighths (8/8ths) of the interest so acquired (such undivided ten (10%) percent interest being referred to herein as the “Offered Interest”). The Acquisition Notice shall include a reasonably detailed description of the interest acquired, the lands and depths covered thereby, and the consideration paid therefor, and shall also include true, correct and complete copies of any farmout agreement, purchase agreement, lease, option, assignment, or other instruments or agreements pursuant to which the interest was acquired or to which it is subject. Buyer shall have thirty (30) days after receipt of the Acquisition Notice (with supporting documentation) to advise Seller whether or not Buyer elects to acquire the Offered Interest. Buyer’s failure to timely respond to the Acquisition Notice shall be deemed an election not to acquire the Offered Interest. If Buyer elects to acquire the Offered Interest, Buyer shall pay to Seller an amount equal to ten (10%) percent of eight-eighths (8/8ths) of the consideration paid by Seller or its affiliate for the acquired interest, Buyer shall assume and bear an undivided ten (10%) percent of eight-eighths (8/8ths) of the obligations associated with the acquired interest, and Seller shall execute, acknowledge and deliver to Buyer (or, if applicable, shall cause its affiliate to execute, acknowledge, and deliver to Buyer) an assignment of the Offered Interest, in form and substance reasonably acceptable to Buyer. The Offered Interest shall be assigned to Buyer free and clear of all liens, claims and encumbrances arising by or through Seller, or its affiliates, other than burdens reserved by or granted to its lessor, grantor, or assignor in connection with the acquisition of the acquired interest. If the Offered Interest shall be an operating interest, it is recognized that El Paso shall be the designated operator with respect to operations to be conducted on the Offered Interest. Notwithstanding anything above to the contrary, Seller shall not enter into a Seller’s Acquisition unless the terms thereof have been pre-approved in writing by El Paso or any successor operator.

12.	Disclaimer/Acknowledgments.
(a)

No Warranty, Express or Implied. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CONVEYANCE, CONVEYANCE OF THE PURCHASED WORKING INTEREST SHALL BE WITHOUT REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, STATUTORY, OR IMPLIED, INCLUDING, BUT WITHOUT LIMITATION, AS TO TITLE, DESCRIPTION, PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PURCHASED WORKED INTEREST, QUALITY, VALUE, FITNESS FOR PURPOSE, MERCHANTABILITY, OR OTHERWISE.

(b)

Acknowledgments of Buyer. Buyer, with full knowledge of the condition and value of the Prospect, IS ACQUIRING THE PURCHASED WORKING INTEREST ON A “WHERE IS” AND “AS IS” BASIS; and Buyer, BY ACQUIRING THE PURCHASED WORKING INTEREST ON A “WHERE IS” AND “AS IS” BASIS.

13.          Assumption of Obligations and Indemnities by Buyer and Seller. Seller shall be responsible for (i) all lease rentals and other lease payments, and (ii) all operating costs, vendor and contractor invoices and other liquidated monetary obligations that in each case are attributable to the ownership, operation, use or maintenance of or otherwise relate to the Property prior to the Effective Date. Buyer shall be responsible for all of the above described payments and obligations that are attributable to the period from and after the Effective Date.

After the Effective Date, Buyer shall assume, pay for, discharge, be responsible for, perform and comply with all duties, liabilities and obligations of Seller and Buyer, express or implied, relating to the Property, accruing from and after the Effective Date, including, but not limited to, any and all liabilities and obligations arising from or by virtue of any lease, agreement, contract or instrument, whether recorded or unrecorded, including, but not limited to, the agreements and contracts described herein or an exhibit hereto, and those arising from or by virtue of any permit, statute, rule, regulation or order of any governmental authority, and AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATED OR PARENT COMPANIES (WHICH ADDITIONAL PARTIES ARE HEREINAFTER COLLECTIVELY REFERRED TO AS “SELLER’S AGENTS”), from and against all losses, liabilities, causes of action, damages, liens, penalties, fines, settlements, judgments, expenses, cleanup and remediation costs, attorneys’ fees, court costs and claims (hereinafter referred to collectively as “Claims”) arising in any manner from or in connection with the liabilities and obligations assumed under this Section 13.

14.          INDEMNITIES. THE FOLLOWING INDEMNITIES SHALL SURVIVE THE CLOSING INDEFINITELY:

a.	SELLER'S INDEMNIFICATION. SELLER AGREES TO DEFEND, INDEMNIFY AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, REASONABLE

COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ANY AND ALL REASONABLE COSTS, EXPENSES, ATTORNEYS' FEES, CONSEQUENTIAL DAMAGES AND OTHER COSTS INCURRED IN DEFENSE OF ANY CLAIM OR LAWSUIT ARISING THEREFROM), OF WHATSOEVER NATURE ARISING OUT OF OR RELATING TO SELLER'S OWNERSHIP, OPERATION OR ADMINISTRATION OF THE PROPERTIES OR LEASES ON OR PRIOR TO THE EFFECTIVE DATE, INCLUDING, WITHOUT LIMITATION, (I) DAMAGES TO PERSONS OR PROPERTY; (II) FINES, PENALTIES, MONETARY SANCTIONS OR OTHER AMOUNTS PAYABLE FOR FAILURE TO COMPLY WITH THE REQUIREMENTS OF APPLICABLE ENVIRONMENTAL, SECURITIES, SAFETY OR HEALTH LAWS (WHETHER FEDERAL, STATE OR LOCAL); (III) THE BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER CONTAINED IN THIS AGREEMENT; (IV) THE VIOLATION BY SELLER OF ANY LAW OR REGULATION OR THE TERMS OF ANY AGREEMENT BINDING UPON SELLER; (V) CLAIMS OF SELLER'S CO-OWNERS, PARTNERS, JOINT VENTURERS AND OTHER PARTICIPANTS; (VI) CLAIMS ARISING OUT OF ANY TAX AUDITS; AND (VII) THE IMPROPER PAYMENT OF ROYALTIES UNDER THE LEASES, EXCEPT IN EACH CASE FOR THOSE ARISING OUT OF BUYER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

b.

BUYER'S INDEMNIFICATION. TO THE EXTENT OF BUYER’S TEN (10%) PERCENT OF EIGHT-EIGHTHS (8/8ths) WORKING INTEREST, BUYER AGREES TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, REASONABLE COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ANY AND ALL REASONABLE COSTS, EXPENSES, ATTORNEYS' FEES, CONSEQUENTIAL DAMAGES AND OTHER COSTS INCURRED IN DEFENSE OF ANY CLAIM OR LAWSUIT ARISING THEREFROM), OF WHATSOEVER NATURE ARISING OUT OF OR RELATING TO BUYER'S OWNERSHIP, OPERATION OR ADMINISTRATION OF THE ASSETS FROM AND AFTER THE EFFECTIVE DATE, INCLUDING, WITHOUT LIMITATION; (I) DAMAGES TO PERSONS OR PROPERTY; (II) FINES, PENALTIES, MONETARY SANCTIONS OR OTHER AMOUNTS PAYABLE FOR FAILURE TO COMPLY WITH THE REQUIREMENTS OF APPLICABLE ENVIRONMENTAL, SECURITIES, SAFETY OR HEALTH LAWS (WHETHER FEDERAL, STATE OR LOCAL); (III) THE BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF BUYER CONTAINED IN THIS AGREEMENT; (IV) THE VIOLATION BY BUYER OF ANY LAW OR REGULATION OR THE TERMS OF ANY AGREEMENT BINDING UPON BUYER; (V) CLAIMS OF BUYER'S CO-OWNERS, JOINT VENTURERS AND OTHER PARTICIPANTS; (VI) CLAIMS ARISING OUT OF ANY TAX AUDITS;

AND (VII) THE IMPROPER PAYMENT OF ROYALTIES UNDER THE LEASES, EXCEPT IN EACH CASE FOR THOSE ARISING OUT OF SELLER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

c.

Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Section 14. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Section 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Section 14, neither Party shall, without the other Party's written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

15.          Cooperation. Buyer and Seller shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transaction contemplated by this Agreement.

16.          Compliance with Express Negligence Test. EXCEPT AS EXPRESSLY LIMITED IN SECTION 14, THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

17.          Confidentiality. Buyer and Seller agree to keep the terms of this Agreement confidential and Seller agrees not to discuss with any outside party, any specific details about the production, Leases, geologic or geophysical data or other information pertaining to the Property which is not already public information.

18.          Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	Century Petroleum Corp.

9595 Six Pines Drive, Suite 8210

Building 8, Level 2

The Woodlands, Texas 77380

Attn: James B. Hersch

Telephone: (832) 631-6061

Fax No.: (832) 565-1857

Email: j.hersch@sbcglobal.net

If to Seller:	CTC Minerals, Inc.

433 Metairie Road, Suite 102

Metairie, LA 70005-4324

Attn: Mr. Roland J. Joyce or Ms. Bette Minihan

Telephone: 837-0177

Fax No.: 837-0178

Email: ctcmine@bellsouth.net

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other Party, in the manner provided in this Section 18, at least ten (10) days prior to the effective time of such change of address.

19.	Miscellaneous Matters.
(a)

Entire Agreement. This Agreement (and the agreements executed in furtherance hereof, including those attached as exhibits) set forth the entire understanding and agreement of the Parties with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the Party against whom it is sought to be enforced.

(b)

Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(c)

Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

(d)

Restrictions on Assignment. Buyer or Seller may assign its rights and obligations hereunder, provided that prior written notice of such assignment is given to the other Party with the name, address and other contact information of the assignee(s) and any such assignee(s) agree to be fully bound by the terms of this Agreement.

(e)

Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto on the date set forth below but deemed effective between the Parties as of the Effective Date.

BUYER:

CENTURY PETROLEUM CORP.

By:        /s/ James B. Hersch

Name:	James B. Hersch
Title:	Chief Executive Officer

Tax ID:

Date:    July 10, 2007

SELLER:

CTC MINERALS, INC.

By:        /s/ Bette P. Minihan

Name:	Bette P. Minihan
Title:	President

Tax ID:

Date:    July 12, 2007

EXHIBITS:

Exhibit A-1 and A-2 - Leases

Exhibit B - Partial Assignment of Leases and Act of Sale

Exhibit C - Draft of Joint Operating Agreement and Exhibits Thereto